Exhibit 4.1

PAR PACIFIC HOLDINGS, INC.

NON-QUALIFIED DEFERRED COMPENSATION PLAN

Effective as of March 7, 2017

-i-

PAR PACIFIC HOLDINGS, INC.

NON-QUALIFIED DEFERRED COMPENSATION PLAN

The Par Pacific Holdings, Inc. Non-Qualified Deferred Compensation Plan (the “Plan”) was adopted effective March 7, 2017. The purpose of the Plan is to provide a benefit to directors who are not employees of Par Pacific Holdings, Inc. and select executives of Par Pacific Holdings, Inc. or one of its Affiliates. Plan Participants are allowed the opportunity to elect to defer a portion of their Eligible Compensation (as defined in Section 1.16) to some future period. The Plan is intended to be an unfunded “top hat plan” exempt from certain provisions of ERISA.

ARTICLE I

DEFINITIONS

1.1    General. For purposes of the Plan, the following terms, when capitalized, will have the following meanings. The masculine pronoun wherever used herein will include the feminine gender, the singular number will include the plural, and the plural will include the singular, unless the context clearly indicates a different meaning.

1.2    “Account” means the aggregate of a Participant’s bookkeeping sub-accounts established pursuant to Section 5.1.

1.3    “Affiliate” means, with respect to any Person, any other Person that, directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, another Person. The term “control” includes, without limitation, the possession, directly or indirectly, of the power to direct the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise. For the purposes of applying Code Section 409A, the term “Affiliate” shall mean all Persons with whom the Participant’s employer would be considered a single employer under Code Section 414(b) or 414(c) as defined and modified in Code Section 409A, as determined by the Plan Administrator.

1.4    “Annual Incentive Compensation” means the annual cash bonuses earned in a given calendar year under the Annual Incentive Plan and generally paid in the following calendar year. Annual Incentive Compensation does not include any other bonus including, but not limited to, a relocation bonus, a hiring bonus, a stay bonus or any other periodic bonus.

1.5    “Annual Incentive Plan” means the Company’s annual incentive plan in which Participants may earn cash bonuses over a calendar year performance period that are generally payable in the following calendar year.

1.6    “Applicable Taxes” has the meaning set forth in Section 3.1(b).

1.7    “Base Salary” means the annual scheduled base salary payable in cash, excluding, without limitation, equity compensation income, Annual Incentive Compensation, severance pay, and income included in pay due to fringe benefits.

1.8    “Beneficiary Designation Form” means a written document (in printed or electronic form), the form of which the Company shall determine from time to time, on which a Participant shall have the right to designate a beneficiary.

1.9    “Board” means the Board of Directors of the Company.

1.10    “Change in Control” means any of the following events occurring with respect to the Company; provided that such event qualifies as a “change in control event” (as defined in Section 1.409A-3(i)(5)(i) of the Regulations):

(i)    any Person (other than the Company, any trustee or other fiduciary holding securities under any employee benefit plan of the Company, or any company owned, directly or indirectly, by the stockholders of the Company immediately prior to the occurrence with respect to which the evaluation is being made in substantially the same proportions as their ownership of the common stock of the Company) acquires securities of the Company and immediately thereafter is the beneficial owner (except that a Person shall be deemed to be the beneficial owner of all shares of Stock that any such Person has the right to acquire pursuant to any agreement or arrangement or upon exercise of conversion rights, warrants or options or otherwise, without regard to the sixty (60)-day period referred to in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing 50% or more of the combined voting power of the Company’s then outstanding securities;

(ii)    during any period of two consecutive years, individuals who at the beginning of such period constitute the Board, and any new director (other than a director designated by a person who has entered into an agreement with the Company to effect a transaction described in clause (i), (iii), or (iv) of this paragraph) whose election by the Board or nomination for election by the Company’s stockholders was approved by a vote of at least a majority of the directors then still in office who either were directors at the beginning of the two-year period or whose election or nomination for election was previously so approved but excluding for this purpose any such new director whose initial assumption of office occurs as a result of either an actual or threatened election contest (as such terms are used in Rule 14a-11 of Regulation 14A promulgated under the Exchange Act) or other actual or threatened solicitation of proxies or consents by or on behalf of an individual, corporation, partnership, group, associate or other entity or Person other than the Board, cease for any reason to constitute at least a majority of the Board;

(iii)    the consummation of a merger or consolidation of the Company with any other entity, other than a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving or resulting entity) more than 50% of the combined voting power of the surviving or resulting entity outstanding immediately after such merger or consolidation; or

(iv)    the stockholders of the Company approve a plan or agreement for the sale or disposition of all or substantially all of the consolidated assets of the Company (other than such a sale or disposition immediately after which such assets will be owned directly or indirectly by the stockholders of the Company, in substantially the same proportions as their ownership of the common stock of the Company immediately prior to such sale or disposition) in which case the Board shall determine the effective date of the Change in Control resulting therefrom; provided, however, that a transaction described in this clause (iv) shall not be deemed a Change in Control unless and until such transaction is consummated.

1.11    “Code” means the Internal Revenue Code of 1986, as amended from time to time, and the regulations promulgated thereunder.

1.12    “Code Section 409A” means Section 409A of the Code.

1.13    “Committee” means the Compensation Committee of the Board.

1.14    “Company” means Par Pacific Holdings, Inc., a Delaware corporation.

1.15    “Director Fees” means the cash fees Outside Directors earn for service on the Board or any committee of the Board.

1.16    “Eligible Compensation” means Base Salary, Annual Incentive Compensation or Director Fees that is paid in cash by the Company or an Affiliate.

1.17    “Eligible Employees” means a select group of highly-compensated or management employees of the Company or its Affiliates.

1.18    “Employee Participant” means with respect to any Plan Year, an Eligible Employee who has been designated in writing as a Participant pursuant to Section 2.1.

1.19    “Employer” means the Company and its Affiliates.

1.20    “ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time, and the regulations promulgated thereunder.

1.21    “Exchange Act” means the Securities Exchange Act of 1934, as amended.

1.22    “Outside Director” means a director of the Board who is not an employee of the Company or an Affiliate.

1.23    “Outside Director Participant” means with respect to any Plan Year, a Participant who is an Outside Director for that Plan Year.

1.24    “Participation Date” means the date on which an Eligible Employee or an Outside Director is eligible to participate in the Plan, as set forth in Section 2.2.

1.25    “Participant” means an Employee Participant or an Outside Director Participant.

1.26    “Performance-Based Compensation” means Annual Incentive Compensation, the amount of which, or the entitlement to which, is contingent on the satisfaction of pre-established organizational or individual performance criteria relating to a performance period of at least 12 consecutive months. Organizational or individual performance criteria are considered pre-established if established in writing by not later than 90 days after the commencement of the period of service to which the criteria relates, provided that the outcome is substantially uncertain at the time the criteria are established. The determination of whether compensation is Performance-Based Compensation shall be made in accordance with the Regulations, including the following:

(a)    Performance-Based Compensation does not include any amount or portion of any amount that will be paid either regardless of performance, or based upon a level of performance that is substantially certain to be met at the time the criteria is established. However, Compensation may be Performance-Based Compensation where the amount will be paid regardless of satisfaction of the performance criteria due to the Participant’s death, disability, or a change in control event (as defined in Section 1.409A-3(i)(5)(i) of the Regulations), provided that a payment made under such circumstances without regard to the satisfaction of the performance criteria will not constitute Performance-Based Compensation.

(b)    Performance-Based Compensation may include payments based upon subjective performance criteria provided that:

(i)    The subjective performance criteria are bona fide and relate to the performance of the Participant, a group of service providers that includes the Participant, or a business unit for which the Participant provides services (which may include the entire organization); and

(ii)    The determination that any subjective performance criteria have been met is not made by the Participant or a family member of the Participant (as defined in Section 267(c)(4) of the Code applied as if the family of an individual includes the spouse of any member of the family), or a person under the effective control of the Participant or such a family member, and no amount of the compensation of the person making such determination is effectively controlled in whole or in part by the Participant or such a family member.

1.27    “Person” means any partnership, corporation, limited liability company, group trust or other legal entity.

1.28    “Plan” means the Par Pacific Holdings, Inc. Non-Qualified Deferred Compensation Plan.

1.29    “Plan Administrator” means the Committee.

1.30    “Plan Election” means the following: (a) for Employee Participants, an election to defer a part of such Participant’s Base Salary or Annual Incentive Compensation pursuant to Section 3.2, and (b) for Outside Director Participants, an election to defer Director Fees pursuant to Section 3.2. A Participant’s Plan Election shall also include an election by the Participant specifying the calendar year in which payments shall commence, which shall apply unless payment is required earlier pursuant to the terms of Article VI.

1.31    “Plan Year” means any calendar year during which the Plan is in effect.

1.32    “Regulations” means the regulations, as amended from time to time, which are issued under Code Section 409A.

1.33    “Separation from Service” means the Participant’s termination from employment from the Employer, subject to the following and other provisions of the Regulations:

(a)    The employment relationship is treated as continuing intact while the Participant is on military leave, sick leave, or other bona fide leave of absence if the period of such leave does not exceed six months, or if longer, so long as the individual retains a right to reemployment with the Employer under an applicable statute or by contract. A leave of absence constitutes a bona fide leave of absence only if there is a reasonable expectation by the Company that the Participant will return to perform services for the Employer. If the period of leave exceeds six months and the Participant does not retain a right to reemployment under an applicable statute or by contract, the employment relationship is deemed to terminate on the first day immediately following such six-month period.

(b)    In determining whether a Separation from Service has occurred, the following presumptions, which may be rebutted as provided in the Regulations, shall apply:

(i)    A Participant is presumed to have separated from service where the level of bona fide services performed decreases to a level equal to 20% or less of the average level of services performed by the Participant during the immediately preceding 36-month period.

(ii)    A Participant will be presumed not to have separated from service where the level of bona fide services performed continues at a level that is 50% or more of the average level of services performed by the Participant during the immediately preceding 36-month period.

No presumption applies to a decrease in the level of bona fide services performed to a level that is more than 20% but less than 50% of the average level of bona fide services performed during the immediately preceding 36-month period. If a Participant had not performed services for the Employer for 36 months, the full period that the Participant has performed services for the Employer shall be substituted for 36 months.

(c)    For purposes of this Section, the term “Employer” has the meaning set forth in Section 1.19 provided that the following shall apply in determining whether a Person is an “Affiliate” as defined in Section 1.3:

(i)    In applying Code Sections 1563(a)(1), (2) and (3) for purposes of determining a controlled group of corporations under Code Section 414(b), the phrase “at least 50 percent” shall be used instead of “at least 80 percent” each place it appears in Code Sections 1563(a)(1), (2) and (3); and

(ii)    In applying Treas. Reg. Section 1.414(c)-2 for purposes of determining trades or businesses (whether or not incorporated) that are under common control for purposes of Code Section 414(c), “at least 50 percent” is used instead of “at least 80 percent” each place it appears in Treas. Reg. Section 1.414(c)-2.

(d)    In the event of the sale or other disposition of assets by the Company or an Affiliate (the “Seller”) to an unrelated service recipient (the “Buyer”), the Seller and the Buyer may specify whether a Separation from Service has occurred for a Participant who would otherwise experience a Separation from Service with the Seller, in accordance with the rules set forth in Section 1.409A-1(h)(4) of the Regulations.

1.34    “Specified Employee” means any Participant who, as of the date of the Participant’s Separation from Service, is a Key Employee (as defined below) of the Company but only if any stock of the Company is publicly traded on an established securities market or otherwise. A Participant is a “Key Employee” if the Participant meets the requirements of Code Section 416(i)(1)(A)(i), (ii), or (iii) (applied in accordance with the Regulations and disregarding Code Section 416(i)(5)) at any time during the 12-month period ending on the specified employee identification date (as such term is defined in Section 1.409A-1(i)(3) of the Regulations). If a Participant is a Specified Employee as of the specified employee identification date, the Participant is treated as a Specified Employee for the entire 12-month period beginning on the specified employee effective date (as such term is defined in Section 1.409A-1(i)(4) of the Regulations). The Committee may, in compliance with the Regulations: (a) elect the definition of compensation which shall be used to determine whether a Participant is a Specified Employee, (b) designate the specified employee identification date, (c) designate the specified employee effective date and (d) make such other determinations as may be necessary, advisable or convenient to determine whether any Participant is a Specified Employee. In the absence of any designation by the Committee, the specified employee identification date shall be December 31 and the specified employee effective date shall be the first day of the fourth month following the specified employee identification date.

1.35    “Stock” means the common stock of the Company, par value $0.01 per share, as adjusted by the Company from time to time in accordance with the terms of the Amended and Restated Par Pacific Holdings, Inc. 2012 Long Term Incentive Plan, as may be amended from time to time.

1.36    “Trust” means a so-called “rabbi trust,” the assets of which shall remain, for all purposes, a part of the general unrestricted assets of the Company.

ARTICLE II

ELIGIBILITY

2.1    Eligibility. The Board may, in its discretion, or an Affiliate may, in its discretion and subject to the approval of the Board, designate in writing any Eligible Employee as a Participant who is eligible to participate in the Plan. An Outside Director is automatically eligible to participate in the Plan.

2.2    Participation Date and Notice. An Eligible Employee designated as a Participant pursuant to Section 2.1 shall become a Participant as of the date determined by the Company. An Outside Director shall become a Participant as of the date he or she is elected a director of the Board. The date that an Eligible Employee or Outside Director is eligible to participate in the Plan shall be known as the “Participation Date.” The Plan Administrator will provide the Participant with notice of his or her Participant’s Participation Date and the forms needed to make an election pursuant to Section 3.2 as soon as reasonably practicable after the Plan Administrator is informed of a Participant’s Participation Date.

ARTICLE III

DEFERRALS

3.1    Deferral Amounts.

(a)    Participants may elect to defer Eligible Compensation subject to the limits described below. A separate election for Base Salary, Annual Incentive Compensation and Director Fees must be made. Outside Director Participants may elect to defer up to 100% of their Director Fees. Subject to Section 3.1(b), Employee Participants may elect to defer up to (i) 60% of their Base Salary and (ii) 85% of their Annual Incentive Compensation.

(b)    The amount that an Employee Participant may defer cannot be in excess of his or her Base Salary and Annual Incentive Compensation, respectively, reduced by his or her Applicable Taxes. “Applicable Taxes” means the taxes on the Base Salary and Annual Incentive Compensation, respectively, which a Participant elects to defer under the Plan and which are described in the following Regulations:

(i)    Section 1.409A-3(j)(4)(vi) of the Regulations, which allows an Employer to accelerate payment of Eligible Compensation deferred under the Plan to pay FICA taxes on such Eligible Compensation and income tax withholding related to such FICA taxes; and

(ii)    Section 1.409A-3(j)(4)(xi) of the Regulations, which allows an Employer to accelerate payment of Eligible Compensation deferred under the Plan to pay state, local or foreign taxes on such Eligible Compensation and income tax withholding related to such taxes.

3.2    Plan Election. The Plan Administrator shall provide each Participant, upon becoming a Participant and thereafter annually, with a Plan Election to be filed by the Participant, in accordance with such procedures as may be established by the Plan Administrator but subject to the following:

(a)    First Year of Eligibility. Upon first becoming a Participant, a Participant must file an election in such form as the Plan Administrator may require if the Participant wishes to defer Eligible Compensation under the Plan for the calendar year in which he or she becomes a Participant. Such election must be filed within thirty (30) days following the Participant’s Participation Date, at which time the election shall become irrevocable, except with respect to any Performance-Based Compensation for which a later election is made under Section 3.2(c). The election under this Section shall apply only to Compensation that is paid on or after the first day of the first month after the date of such election. For Annual Incentive Compensation that is earned over the performance period in which he or she becomes a Participant (and which would be paid in the following calendar year, absent a deferral election), the election shall apply to the total amount of the Annual Incentive Compensation for the performance period multiplied by a fraction, the numerator of which is the number of days remaining in the performance period after the election and the denominator of which is the total number of days in the performance period.

(b)    Annual Election. Except as otherwise provided in Section 3.2(a) or 3.2(c), a Participant desiring to participate in the Plan for a Plan Year must file with the Company a Plan Election not later than the close of the Plan Year next preceding the period of service for which the right to the compensation arises, at which time the election shall become irrevocable. Such Plan Election shall be effective on the first day of the Plan Year following the filing thereof.

(c)    Election to Defer Annual Incentive Compensation. Beginning with Annual Compensation earned over the 2017 calendar year performance period (and which would be paid in the 2018 calendar year, absent a deferral election), a Participant may elect to defer the receipt of a portion of his or her Annual Incentive Compensation pursuant to this Section 3.2(c), provided that such Annual Incentive Compensation meets the requirements of Performance-Based Compensation. A Participant must make an affirmative election, in such form as the Company may require, for each Plan Year for which the Participant wishes to defer any portion or all of his or her Annual Incentive Compensation that is earned in such Plan Year. The election must be made on or before the earlier of (i) the date established by the Company or (ii) the date that is six months before the end of the Plan Year (i.e., June 30), provided that the Participant performs services continuously from the later of the beginning of the Plan Year or the date the performance criteria are established through the date an election is made under this Section 3.2(c), and provided further that in no event may an election to defer Annual Incentive Compensation be made after such compensation has become readily ascertainable. The date that the Company establishes for making an election with respect to Annual Incentive Compensation does not need to be the same for each Participant and may be earlier than the latest date for making such election under Code Section 409A. For purposes of this Section 3.2(c), if the Annual Incentive Compensation is a specified or calculable amount, the compensation is readily ascertainable if and when the amount is first substantially certain to be paid. If the Annual Incentive Compensation is not a specified or calculable amount because, for example, the amount may vary based upon the level of performance, the compensation, or any portion of the compensation, is readily ascertainable when the amount is first both calculable and substantially certain to be paid. For this purpose, the Annual Incentive Compensation is bifurcated between the portion that is readily ascertainable and the amount that is not readily ascertainable. Accordingly, in general any minimum amount that is both calculable and substantially certain to be paid shall be treated as readily ascertainable.

(d)    Except as provided in Section 3.2(c), in no event shall a Participant be permitted to defer Eligible Compensation for any period that has commenced prior to the date on which the Plan is effective or the date on which a Plan Election is signed by the Participant and accepted by the Company.

(e)    Upon receipt of a properly completed and executed Plan Election, the Company shall notify the payroll department of the Participant’s Employer to withhold that portion of the Participant’s Eligible Compensation specified in the Plan Election. All amounts shall be withheld ratably throughout the Plan Year except for any Annual Incentive Compensation, which shall be withheld in a single lump sum. In no event shall the Participant be permitted to defer more than the amount specified by the Plan.

ARTICLE IV

FUNDING

4.1    Unsecured Obligation. Individual Participant deferrals of Eligible Compensation and the interest credited thereon shall be reflected in book entries maintained by or on behalf of the Company, as set forth in Section 5.1. The existence of such book entries shall not create a trust of any kind, or a fiduciary relationship between the Company, the Plan Administrator or any record keeper and the Participant, his or her designated beneficiary, or other beneficiaries provided for under the Plan. The bookkeeping entries represent an unsecured obligation of the Company to pay deferred Eligible Compensation and the interest credited thereon to a Participant at a future date.

4.2    Discretionary Rabbi Trust. If the Company so determines, in its sole discretion, payments to a Participant or his or her designated beneficiary or any other beneficiary hereunder may be made from assets held in a Trust. No person shall have any interest in such assets by virtue of the Plan. The Company’s obligations hereunder shall be an unfunded and unsecured promise to pay money in the future. Any Participant having a right to receive payments pursuant to the provisions of the Plan shall have no greater rights than any unsecured general creditor of the Company in the event of the Company’s insolvency or bankruptcy, and no person shall have nor acquire any legal or equitable right, claim or interest in or to any property or assets of the Company. In no event shall the assets accumulated in the Trust be construed as creating a funded plan under the applicable provisions of ERISA, or under the Code, or under the provisions of any other applicable statute or regulation.

ARTICLE V

ACCOUNT MAINTENANCE AND INTEREST CREDITS

5.1    Record Keeper. The Plan Administrator shall appoint a Plan record keeper which shall establish and maintain an individual bookkeeping Account on behalf of each Participant for purposes of determining each Participant’s benefits under the Plan. Separate sub-accounts shall be established for each Participant with respect to each year’s Plan Election.

5.2    Account Adjustments.

(a)    The Plan record keeper shall adjust each Participant’s Account for amounts representing:

(i)    Participant deferrals,

(ii)    interest credits,

(iii)    expenses, and

(iv)    distributions paid to the Participant or beneficiaries of the Participant.

(b)    The Plan record keeper shall credit a Participant’s Account as of each December 31 with interest at an effective annual rate equal to the 20-Year Treasury Rate plus 100 basis points; provided, however, that in a Participant’s first year of participation, such annual interest credited shall be prorated (based on the date of the initial deferral) and provided, further, that a prorated annual interest amount shall be credited to a Participant’s Account as of the date of his or her termination of employment with the Company. For the purpose of this subsection 4.2, the “20-Year Treasury Rate” shall be the average annual rate for 20-year Treasury securities, constant maturity, as published in the Federal Reserve Statistical Release H15 for the Plan Year prior to the year in which the December 31 interest credit (or the prorated interest credit upon a termination of employment) is made.

(c)    The Plan record keeper shall determine the value of all Accounts maintained under the terms of the Plan. The Plan record keeper shall provide each Participant with a statement of his or her individual bookkeeping Account reflecting adjustments to such Account during the period from the last statement date. Such statement shall be provided to Participants as soon as administratively feasible following the end of each Plan Year.

ARTICLE VI

PAYMENT OF BENEFITS

6.1    Distributions. A Participant’s or beneficiary’s benefit payable under the Plan shall be determined by reference to the value of each bookkeeping sub-account balance at the time of distribution. Sub-accounts shall be maintained for each Plan Year’s deferrals. Benefit payments from the Plan shall be payable from the general assets of the Company which include any assets held in the Trust.

6.2    Timing of Payments. Subject to Section 6.4 through Section 6.7 and subject to Section 9.3, each of a Participant’s subaccounts shall be paid within 30 days following the earliest of the following dates:

(i)    January 1 of the year elected by the Participant on the Participant’s applicable Plan Election;

(ii)    the date of the Participant’s Separation from Service; provided, however, that if the Participant is a Specified Employee, the date for purposes of this Section 6.2 is the date that is six months following such Separation from Service;

(iii)    the date of the Participant’s death; or

(iv)    the date in which a Change in Control occurs.

6.3    Form of Payment. Each of a Participant’s subaccounts shall be paid in the form of a cash lump sum.

6.4    Payments in Violation of Federal Securities Laws. To the extent permitted by the Regulations, the Company may delay a benefit payment where the Company reasonably anticipates that the making of the payment will violate Federal securities laws or other applicable law. Such a benefit payment shall be made at the earliest date at which the Company reasonably anticipates that the making of the benefit payment will not cause such violation.

6.5    Acceleration Prohibited. Except as provided in Section 6.6 and Section 6.7, acceleration of the time of payment of any portion of the balance of a Participant’s Account is prohibited.

6.6    Accelerated Payment for Domestic Relations Orders. To the extent necessary to fulfill a domestic relations order (as defined in Code Section 414(p)(1)(B)) and as permitted by the Regulations, the Company, in its sole discretion, may accelerate the time of a benefit payment under the Plan to an individual other than the Participant, or a benefit payment under the Plan may be made to an individual other than the Participant.

6.7    Accelerated Payment for Failure to Comply with Code Section 409A. To the extent permitted by the Regulations, at any time the Plan fails to meet the requirements of Code Section 409A and the Regulations, the Company may accelerate the time of a payment, or a payment under the Plan may be made; provided, however, that such payment shall not exceed the amount required to be included in income as a result of the failure to comply with the requirements of Code Section 409A and the Regulations.

ARTICLE VII

PAYMENTS UPON DEATH

7.1    Payment to Beneficiary. Any benefit which a deceased Participant is entitled to receive under the Plan shall be paid to such Participant’s beneficiary.

7.2    Designation of Beneficiary. A Participant shall have the right to designate a beneficiary on the Beneficiary Designation Form and to amend or revoke such designation at any time in writing. Such designation, amendment or revocation shall be effective only when filed with the Plan Administrator. Any beneficiary designation, amendment or revocation shall apply to all past and present Plan Elections.

If no Beneficiary Designation Form is filed with the Plan Administrator, or if the Beneficiary Designation Form is held invalid, or if no beneficiary survives the Participant and benefits remain payable following the Participant’s death, the Plan Administrator shall direct that payment of benefits be made to the person or persons in the first category in which there is a survivor. The categories of successor beneficiaries, in order, are (a) the Participant’s spouse and (b) the Participant’s estate.

ARTICLE VIII

ADMINISTRATION OF THE PLAN

8.1    Plan Administration. The Plan Administrator is the Committee. The Committee has complete authority to interpret and administer the Plan. The Committee’s responsibilities and obligations may be delegated as deemed necessary by the Committee from time to time. The Committee may establish administrative practices as necessary for the establishment and ongoing maintenance of the Plan. The Committee may delegate to one or more of its members or to one or more agents such administrative duties as it may deem advisable, and the Committee or any person to whom it has delegated duties as aforesaid may employ one or more persons to render advice with respect to any responsibility the Committee or such person may have under the Plan. The decisions made by and the actions taken by the Plan Administrator in the administration and interpretation of the Plan shall be final and conclusive for all persons. If, after reading the Plan, Participants have questions about the Plan, such questions should be directed to the designated contact at the Company.

8.2    Claims. Any Participant or beneficiary who believes that there was an error in the calculation of his or her account balance or in the payment of benefits under the Plan or who desires to enforce his or her rights under the terms of the Plan or clarify his or her rights to future benefits under the terms of the Plan (referred to in this Section as a “claim” or “claims”) shall file a claim with the Plan Administrator. The claim must be filed, signed and dated within 90 days of the date on which the claimant learned of the facts from which such claim arises. The claim must be sent by certified mail or presented in person to the Plan Administrator.

The Plan Administrator, acting through the Company, shall respond in writing to the claimant within a reasonable period of time but not later than 90 days after receipt of the claim unless special circumstances require an extension of time for processing. If such extension of time is required, the Plan Administrator, acting through the Company, shall furnish written notice of the extension to the claimant prior to the termination of the initial 90 day period. The extension notice shall indicate the special circumstances requiring an extension of time and the date by which the Plan Administrator, acting through the Company, expects to render a final decision. In no event shall such extension exceed a period of 90 days from the end of the initial period. If the Plan Administrator, acting through the Company, does not issue a determination on the claim within the required time period, such claim shall be deemed denied.

8.3    Appeals. Any claimant not satisfied with the Plan Administrator’s decision of a claim shall have the right to appeal to the Plan Administrator. The appeal must be signed and dated by the claimant and include a copy of the claim submitted to the Plan Administrator as well as a copy of the Plan Administrator’s decision. The appeal should explain why the claimant does not agree with the Plan Administrator’s decision. The appeal must be filed within 60 days of the receipt of the Plan Administrator’s decision. The appeal must be sent by certified mail or presented in person to the Plan Administrator.

The Plan Administrator shall promptly advise the claimant of its decision on the claimant’s appeal. Such decision shall be written in layman’s terms, shall include specific reasons for the decision and shall contain specific references to pertinent Plan provisions upon which the decision is based. The decision on appeal shall be made no later than 60 days after the Plan Administrator’s receipt of the appeal, unless special circumstances require an extension of the time for processing. If such an extension of time is required, the Plan Administrator shall furnish written notice of the extension to the claimant prior to the termination of the 60 day period. The extension notice shall indicate the special circumstances requiring an extension of time and the date by which the Plan Administrator expects to render a final decision. If an extension of time is required, a decision shall be rendered as soon as possible, but not later than 120 days following receipt of the appeal. If the Plan Administrator, acting through the Company, does not issue a decision on appeal within the required time period, such appeal shall be deemed denied.

The decision on appeal shall be final and conclusive. A claimant may not bring a lawsuit on a claim under the Plan until he or she has exhausted the internal administrative claim process established under Sections 8.2 and 8.3. No action at law or in equity to recover under the Plan shall be commenced later than one year from the date a determination is made on the request for review or the expiration of the appeal decision period if no determination is issued.

ARTICLE IX

AMENDMENT OR TERMINATION

9.1    Amendment or Termination. The Company intends the Plan to be permanent but reserves the right, subject to Section 9.2 and Section 9.3, to amend or terminate the Plan when, in the sole opinion of the Company, such amendment or termination is advisable. However, no amendment shall deprive a Participant or beneficiary of any of the benefits which he or she has accrued under the Plan or otherwise adversely affect the Participant’s Account with respect to amounts credited thereto prior to the date such amendment is made. The Plan Administrator shall have the authority, on behalf of the Company, to amend the Plan in any manner permitted by Article IX of the Plan as the Plan Administrator considers desirable, appropriate or necessary, provided that no such amendments, either individually or in the aggregate, have a material adverse financial impact on the Employer. The Board reserves the authority to make any other amendments to the Plan, including, but not limited to, amendments that the Plan Administrator deems desirable, appropriate or necessary which would have a material adverse financial impact on the Employer.

9.2    Termination Upon a Change in Control. The Plan shall terminate immediately upon a Change in Control.

9.3    Effect of Amendment or Termination. No amendment or termination of the Plan shall, without the express written consent of the affected current or former Participant or beneficiary, reduce or alter any benefit entitlement of such Participant or beneficiary. Upon Plan termination, no further deferrals shall be made. In such event, the Participant or his or her beneficiary, as the case may be, shall be entitled to receive any benefit attributable to the deferrals accrued as of the day preceding the effective date of termination, plus interest credits, and less expenses chargeable to the Participant’s Account up to the benefit distribution date. The Plan Administrator shall make distributions of the Participant’s benefit (a) in accordance with the terms of Article VI, or (b) if permitted by the Regulations and elected by the Company, in a single lump sum payment that is paid at such time as is permitted by Section 1.409A-3(j)(4)(ix) of the Regulations.

ARTICLE X

GENERAL PROVISIONS

10.1    Taxes. The Company shall have the right to (a) require any Participant or beneficiary to pay to the Company the amount of any taxes which the Company may be required to withhold with respect to any benefits earned under, or distributions from, the Plan or (b) deduct from all amounts paid the amount of any taxes which the Company may be required to withhold with respect to any such distributions.

10.2    Entire Agreement. The Plan document along with the Plan Election, Beneficiary Designation Form and other administration forms required of Participants, and made known to them by the Company, shall constitute the entire agreement or contract between the Company and the Participant regarding the Plan. No oral statement regarding the Plan may be relied upon by the Participant or any other person claiming through or under the Participant.

10.3    Construction. Any mention of “Articles,” “Sections” and subsections thereof, unless stated specifically to the contrary, refers to Articles, Sections or subsections in the Plan. Headings of Articles, Sections and subsections are for convenient reference. The headings are not part of the Plan and are not to be considered in its construction. All references to statutory sections shall include the section as amended from time to time.

10.4    Employment Rights. Neither the establishment of the Plan nor any modification thereof, nor the creation of any trust or account, nor the payment of any benefits, shall be construed as conferring upon a Participant the right to continue to be employed by the Employer in his or her present capacity, or in any capacity, or the right to continue to serve as an Outside Director. The Plan relates to the payment of deferred compensation as provided herein, and is not intended to be, and is not, an employment contract.

10.5    Benefit Transfers. Neither the Participant nor his or her designated or other beneficiary under the Plan shall have any right to transfer, assign, anticipate, hypothecate or otherwise encumber all or any part of the amounts payable under the Plan, except as provided in Section 6.6. No such amounts shall be subject to seizure by any creditor of any such Participant or beneficiary, by a proceeding at law or in equity, nor shall any such amounts be transferable by operation of law in the event of bankruptcy, insolvency or death of the Participant, his or her designated beneficiary or any other beneficiary hereunder. Any attempted assignment or transfer in contravention of this provision shall be void.

10.6    Governing Law. Construction, validity and administration of the Plan shall be governed by applicable Federal law and the laws of the State of Delaware.

10.7    Inurement. The Plan shall be binding upon and inure to the benefit of the Company and its successors and assigns, and the Participant, his or her successors, heirs, executors, administrators and beneficiaries.

10.8    Notices. Any notice (other than pursuant to enrollment materials) required or permitted to be given pursuant to the Plan shall be in writing, and shall be signed by the person giving the notice. If such notice is mailed, it shall be sent by electronic mail or United States first class mail, postage prepaid, addressed to such person’s last known address as shown on the records of the Company, if to a Participant, and to the Secretary of the Company, if to the Company. The date of such mailing shall be deemed to be the date of notice, but the notice shall not be effective until actually received. The Company or the Participant may change the address to which notice is sent by giving notice of such change in the manner above.

10.9    Unclaimed Benefit. Each Participant shall keep the Company informed of his or her current address and the current address of his or her beneficiary. The Company shall not be obligated to search for the whereabouts of any Person. The Company is authorized to adopt procedures regarding unclaimed benefits that provide for the irrevocable forfeiture of a benefit if the Company is unable to locate the Participant, or if the Participant is deceased, his or her beneficiary, in the Company’s sole discretion. Such procedures shall be consistent with the Regulations and any other guidance issued by the Internal Revenue Service.

10.10    Limitations on Liability. Notwithstanding any of the preceding provisions of the Plan, neither the Company nor any individual acting as an employee or agent of the Company shall be liable to any Participant, former Participant, beneficiary or any other Person for any claim, loss, liability or expense incurred in connection with the Plan.

10.11    No Guaranty of Benefits. Nothing contained in the Plan shall constitute a guaranty by the Company or any other Person that the assets of the Company will be sufficient to pay any benefit hereunder.

10.12    Section 409A Compliance. The Plan is intended to be a non-qualified deferred compensation plan that complies with the provisions of Code Section 409A and the Regulations, and shall be interpreted and operated consistent with such intent. If any ambiguity exists in the terms of the Plan, it shall be interpreted to be consistent with this purpose.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, a duly appointed member of the Committee has executed the Plan on this 7th day of March, 2017.

PAR PACIFIC HOLDINGS, INC.

By:	/s/ James Matthew Vaughn
Its:	Senior Vice President and General Counsel